As filed with the Securities and Exchange Commission on February 12, 2010
Registration No. 333-150107

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TXCO RESOURCES INC.
(Exact name of registrant as specified in its charter)

Delaware	84-0793089
(State or other jurisdiction of incorporation or organization)	(I.R.S Employer Identification No.)

777 E. Sonterra Blvd., Suite 350
San Antonio, Texas 78258
(210) 496-5300
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Albert S. Conly
President and Secretary
TXCO Resources Inc.
2001 Ross Avenue, Suite 400
Dallas, TX 75201
(214) 397-1604
(Name, address, and telephone number, including area code, of agent for service)

Copies to:

Daryl L. Lansdale, Jr., Esq.
Fulbright & Jaworski L.L.P.
300 Convent Street, Suite 2200
San Antonio, Texas 78205
Telephone: (210) 270-9367
Facsimile: (210) 270-7205

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if smaller reporting company)

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to Registration Statement on Form S-3 amends the Registration Statement on Form S-3 (File No. 333-150107) filed by TXCO Resources Inc. (the “Company”) with the Securities and Exchange Commission (the “SEC”) on April 4, 2008, Amendment No. 1 thereto filed with the SEC on May 16, 2008, Amendment No. 2 thereto filed with the SEC on July 14, 2008, and Amendment No. 3 thereto filed with the SEC on July 29, 2008 (as so amended, the “Registration Statement”), to register the resale by certain stockholders of up to 12,998,418 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”).

As previously disclosed, on May 17, 2009, the Company and its subsidiaries TXCO Energy Corp., Texas Tar Sands Inc., Output Acquisition Corp., Opex Energy, LLC, Charro Energy, Inc., TXCO Drilling Corp., Eagle Pass Well Service, L.L.C., PPL Operating, Inc., Maverick Gas Marketing, Ltd., and Maverick-Dimmit Pipeline, Ltd. (collectively, “TXCO”) filed voluntary petitions for relief under Chapter 11 of the U.S. Bankruptcy Code with the United States Bankruptcy Court for the Western District of Texas (the “Bankruptcy Court”) (Case No. 09-51807).  On January 11, 2010, TXCO entered into a definitive Purchase and Sale Agreement (the “Purchase Agreement”) to sell a substantial portion of TXCO’s assets to Newfield Exploration Company and Anadarko E&P Company LP.  As a result, TXCO filed the Second Amended Plan of Reorganization for TXCO Resources Inc., et al., Debtors and Debtors-in-Possession based on Sale of Debtors’ Assets (the “Plan of Reorganization”) with the Bankruptcy Court.  On January 27, 2010, the Bankruptcy Court entered an order confirming the Plan of Reorganization, as modified pursuant to the rulings of the Bankruptcy Court and the agreements of various parties.  The Company currently anticipates that the effective date of the Plan of Reorganization will be on or about February 11, 2010.  Pursuant to the Plan of Reorganization, all existing equity interests in the Company will be terminated.

Accordingly, the Company hereby removes from registration all shares of its Common Stock that have not been and will not be sold under the Registration Statement.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, State of Texas, on the 12th day of February, 2010.

TXCO RESOURCES INC.

By:	/s/ Albert S. Conly
Albert S. Conly
President and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 has been signed by the following person in the capacities and on the dates indicated.

/s/ Albert S. Conly	Principal Executive Officer	February 12, 2010
Albert S. Conly

/s/ Albert S. Conly	Principal Financial Officer and	February 12, 2010
Albert S. Conly	Principal Accounting Officer

/s/ Albert S. Conly	Sole Director	February 12, 2010
Albert S. Conly